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                                                                 FORM 10-K: 2003
                                                                   EXHIBIT 10.64

                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT


         THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT ("Amendment") is made effective as of the 2nd day of December, 2003 by and between WACHOVIA BANK, NATIONAL ASSOCIATION, successor by specific assignment to Congress Financial Corporation ("Lender"), and IMPAX LABORATORIES, INC. ("Borrower").

                                   BACKGROUND

         A. Borrower and Congress Financial Corporation ("Congress") entered into that certain Loan and Security Agreement dated October 23, 2002 (as the same may be amended from time to time, the "Loan Agreement") pursuant to which, inter alia, Congress extended to Borrower (i) a revolving line of credit in the maximum principal amount of Twenty Million Five Hundred Thousand Dollars ($20,500,000.00) (the "Revolving Loans"), (ii) a term loan in the original principal amount of Three Million One Hundred Fifty Thousand Dollars ($3,150,000.00) (the "Term Loan") and (iii) an equipment purchase term loan in the original principal amount of Nine Hundred Forty Nine Thousand Dollars ($949,000.00) (the "Equipment Purchase Term Loan"). The Revolving Loans, the Term Loan and the Equipment Purchase Term Loan are referred to collectively herein as the "Loans".

         B. Pursuant to that certain Assignment dated Decem2, 2003 by and between Congress and Lender and agreed to and accepted by Borrower, inter alia, Congress assigned to Lender all right, title and interest of Congress in and to the Loan Agreement and the Loans.

         C. Borrower and Lender desire to amend the Loan Agreement in accordance with the terms and conditions set forth herein.

         D. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Loan Agreement.

         NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Definitions

                  (a) The definition of "Adjusted Excess Availability" contained in Section 1.3 of the Loan Agreement is hereby deleted it its entirety and replaced with the following:

         "1.3 "Adjusted Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the sum of (i) the amount of cash collateral held in the Restricted Cash Collateral Account, plus
(ii) the amount of Qualified Cash Collateral, plus (ii) the Borrowing Base, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations with respect to the Revolving Loans, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus
(iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are more than sixty (60) days past due as of such time (other than trade payables and other obligations being contested by Borrower in good faith by appropriate proceedings for which adequate reserves have been set aside on its books), plus (iv) the amount of checks issued by Borrower to pay trade payables and other obligations which are more than sixty
(60) days past due as of such time, but not yet sent (but without duplication of clause (b)(iii)) and the book overdraft of Borrower."



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                  (b) Adjusted Revolving Loan Limit. The following definition is hereby added to the Loan Agreement as Section 1.3B:

         "1.3B "Adjusted Revolving Loan Limit" shall mean, initially, $12,500,000 as of December 2, 2003. On each Effective Increase Date, the Adjusted Revolving Loan Limit shall be increased by an amount equal to the Increase Amount as of the end of the most recent fiscal quarter, if any, up to a maximum amount equal to the Revolving Loan Limit."

                  (c) Applicable Margin: Section 1.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "1.7 "Applicable Margin" shall mean, at any time, as to the Interest Rate for Revolving Loans, the applicable percentage (on a per annum basis) set forth below:

           --------------------------------------------------
                   Applicable               Applicable
                      Prime                 Eurodollar
                   Rate Margin             Rate Margin
                   -----------             -----------
           --------------------------------------------------
                      .75%                    2.75%
           --------------------------------------------------


                  (d) Borrowing Base. The reference to "fifty (50%) percent" contained in subpart (a) of Section 1.9 of the Loan Agreement is hereby deleted and replaced with "eighty (80%) percent".

                  (e) Bulk Inventory Loan Limit. The reference to "$100,000" contained in Section 1.11 of the Loan Agreement is hereby deleted and replaced with "$500,000."

                  (f) Collateral. The definition of "Collateral" contained in
Section 5.1 of the Loan Agreement shall specifically include, without limitation, the fixtures in which Lender is granted a security interest and lien pursuant to Section 20 below.

                  (g) Effective Increase Date. The following definition is hereby added to the Loan Agreement as Section 1.25A:

         "1.25A "Effective Increase Date" shall mean (a) if no Increase Amount has been applied during Borrower's then current fiscal quarter, the date which is ten (10) days after receipt by Lender of Borrower's most recent annual report on Form 10K or quarterly report on Form 10Q, as applicable, and (b) if an Increase Amount has been applied during Borrower's then current fiscal quarter, the first day of the next succeeding fiscal quarter."

                  (h) Effective Release Date. The following definition is hereby added to the Loan Agreement as Section 1.25B:

         "1.25B Effective Release Date" shall mean (a) if no Release Amount has been applied during Borrower's then current fiscal quarter, the date which is ten (10) days after receipt by Lender of Borrower's most recent annual report on Form 10K or quarterly report on Form 10Q, as applicable, and (b) if a Release Amount has been applied during Borrower's then current fiscal quarter, the first day of the next succeeding fiscal quarter."

                  (i) Free Cash Flow. The following definition is hereby added to the Loan Agreement as Section 1.44A:

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         "1.44A "Free Cash Flow" shall mean, for any period, Borrower's EBITDA for such period, minus the sum of (a) Borrower's Unfunded Capital Expenditures during such period, plus (b) Borrower's Provision for Taxes for such period, plus (c) Borrower's principal payments on long-term Indebtedness during such period, plus (d) to the extent not included in the foregoing subpart (c), cash payments by Borrower to Teva during such period with respect to the item identified as the "refundable deposit" on Borrower's balance sheet, minus ( e) cash payments related to the "refundable deposit" paid from funds raised by Borrower after December 2, 2003 through the issuance of equity or fully subordinated debt, plus (f) Borrower's Interest Expense for such period, plus
(g) all dividends or distributions paid by Borrower during such period, all as shown on Borrower's annual reports on Form 10K or quarterly reports on Form 10Q, as applicable, for the applicable period."

                  (j) Increase Amount. The following definition is hereby added to the Loan Agreement as Section 1.47A:

         "1.47A "Increase Amount" shall mean the following: (a) as of Borrower's fiscal quarter ending December 31, 2003 only, the lesser of (i) Borrower's Free Cash Flow during such fiscal quarter and (ii) $2,500,000; and (b) as of all fiscal quarters of Borrower ending after December 31, 2003, the lesser of (i) Borrower's cumulative Free Cash Flow during the period from January 1,2004 through the end of Borrower's most recent fiscal quarter, minus the Increase Amount, if any, previously applied during the period from January 1, 2004 through the end of Borrower's most recent fiscal quarter, (ii) Borrower's Free Cash Flow for the most recent fiscal quarter of Borrower then ended and (iii) $2,500,000."

                  (k) Licensee Licensed Inventory Loan Limit: Section 1.62 of the Loan Agreement is hereby deleted it its entirety and replaced with the following:

         "1.62 Intentionally left blank."

                  (1) Licensor Licensed Inventory Loan Limit. Section 1.65 of the Loan Agreement is hereby deleted it its entirety and replaced with the following:

         "1.65 Intentionally left blank."

                  (m) Net Amount of Eligible Accounts. The definition of "Net Amount of Eligible Accounts" contained in Section 1.73 of the Loan Agreement is hereby deleted it its entirety and replaced with the following:

         "1.73 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount, (b) returns relating thereto and (c) discounts, charge-backs and rebates."

                  (n) Obligations. The definition of "Obligations" contained in
Section 1.75 of the Loan Agreement is hereby deleted it its entirety and replaced with the following:

         "1.75 "Obligations" shall mean, collectively, the Term Loan, any and all Revolving Loans, all Equipment Purchase Term Loans, and all other Indebtedness, liabilities and obligations of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the Term or after the commencement of any case with respect to

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Borrower under the United States Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended and whether arising directly or howsoever acquired by Lender including from any other entity outright, conditionally or as collateral security, by assignment, merger with any other entity, participations or interests of Lender in the obligations of Borrower to others, assumption, operation of law, subrogation or otherwise and shall also include any existing and future obligations under or in connection with any swap agreements (as defined in 11 U.S.C. ss. 101) with Lender or any affiliate of Lender, any foreign exchange contract with Lender or any affiliate of Lender ( including, without limitation, the obligation to pay Lender U.S. dollars on the agreed dates), any future, option or other similar agreement with Lender or any affiliate of Lender and any cash management services with Lender or any affiliate or Lender and any existing and future obligations arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Lender's or any affiliate of Lender's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation) and all amounts chargeable to Borrower under this Agreement or in connection with any of the foregoing.

                  (o) Receivables. The definition of "Receivables" contained in
Section 1.86 of the Loan Agreement shall specifically include all rights of Borrower to any Royalty Payments.

                  (p) Release Amount. The following definition is hereby added to the Loan Agreement as Section 1.89A:

         "1.89A "Release Amount" shall mean the lesser of (a) Borrower's cumulative Free Cash Flow during the period from January 1 , 2004 through the end of Borrower's most recent fiscal quarter, minus the Release Amount, if any, previously applied during the period from January 1, 2004 through the end of Borrower's most recent fiscal quarter, (b) Borrower's Free Cash Flow for the most recent fiscal quarter of Borrower the ended and (c) $2,500,000.00."

                  (q) Reserves. The reference to "twenty-five (25%) percent" in subpart (i) (x) of the second sentence of Section 1.91 of the Loan Agreement is hereby deleted and replaced with "six (6%) percent."

                  (r) Royalty Payments. The following definition is hereby added to the Loan Agreement as Section 1.94A:

         "1.94A "Royalty Payments" shall mean all royalty payments or other similar payments, however characterized or defined that have not been outstanding more than thirty (30) days from the due date therefore and with respect to which Lender has received a copy of the written confirmation of the account debtor with respect to such payment of the account debtor's obligation to Borrower to pay such payment."

                  (s) Unfunded Capital Expenditures. The following definition is hereby added to the Loan Agreement as Section 1.105A:

         "1.105A "Unfunded Capital Expenditures" shall mean Capital Expenditures that are not financed through interest bearing debt (other that the Revolving Loans) upon or within thirty (30) days of the acquisition of the asset and shall specifically exclude Capital Expenditures subject to deferred purchase programs provided by vendors during the period that payments on such Capital Expenditures are actually deferred."

                                       4

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         2. Revolving Loan Draw Limits. Section 2.1(a) of the Loan Agreement is
hereby deleted in its entirety and replaced with the following:

         "(a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the lesser of: (i) the Borrowing Base, (ii) the Revolving Loan Limit or (iii) the Adjusted Revolving Loan Limit."

         3. Borrowing Limitations. Section 2.1(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "(c) Except in Lender's discretion, (i) the aggregate amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time shall not exceed the lesser of the Borrowing Base and the Revolving Loan Limit,
(ii) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (iii) the aggregate amount of Revolving Loans and Letter of Credit Accommodations outstanding at any time based on Eligible Inventory shall not exceed the Inventory Loan Limit, and
(iv) the aggregate amount of Revolving Loans and Letter of Credit Accommodations outstanding at any time based on Eligible Inventory consisting of Bulk Inventory shall not exceed the Bulk Inventory Loan Limit. Except in Lender's discretion, the aggregate amount of Revolving Loans and Letter of Credit Accommodations outstanding at any time based on Royalty Payments shall not exceed (a) $1,000,000 from December 2, 2003 through December 31, 2004 and (b) $1,500,000 at all times after December 31, 2004."

         4. Letter of Credit Accommodations.

                  (a) Subpart (i) of Section 2.1(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "(i) the aggregate amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time shall not exceed the lesser of the Borrowing Base, the Revolving Loan Limit and the Adjusted Revolving Loan Limit;"

                  (b) Section 2.1(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "(d) In the event that the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding exceeds the Borrowing Base, the Revolving Loan Limit or the Adjusted Revolving Loan Limit, or the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations based on Eligible Inventory exceeds the Inventory Loan Limit, or the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations based on Eligible Inventory consisting of Bulk Inventory exceeds the Bulk Inventory Loan Limit, or the aggregate amount of the outstanding Letter of Credit Accommodations exceeds the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) hereof, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations exceed the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded."

                                       5

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         5. Interest Payments. The first sentence of Section 3.1(d) is hereby deleted in its entirety and replaced with the following:

         "(d) Interest shall be payable by Borrower to Lender (i) with respect to Prime Rate Loans, monthly in arrears not later than the first day of each calendar month and (ii) with respect to Eurodollar Rate Loans, on the last day of the applicable Interest Period."

         6. Servicing Fee. The reference to "$3,000.00" contained in Section 3.4 of the Loan Agreement is hereby deleted and replaced with "$1,500.00"

         7. Collection of Accounts: Payments. Sections 6.3 and Section 6.4 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

         "6.3 Payments: Collection of Accounts.

         (a) Borrower shall make each payment hereunder and under the Notes not later than 2:00 P.M. (New York time) on the day when due. Payments made by Borrower shall be in dollars in lawful currency of the United States of America to Lender at its address referred to in Section 12.3 hereof in immediately available funds without deduction, withholding, setoff or counterclaim. Payments made with respect to the Revolving Loans shall be applied to repay Revolving Loans consisting of Base Rate Loans first and then Revolving Loans consisting of Eurodollar Loans.

         (b) Borrowers shall have established and shall maintain a lockbox (the "Lockbox") with Lender and a blocked account (the "Blocked Account") with Lender and shall instruct a11 account debtors on the Accounts of Borrower and all other payors on Receivables of Borrower to remit all payments to the Lockbox. Borrower shall enter into such lockbox agreements as may be reasonably required by Lender.

         (c) All receipts held in the Lockbox shall be deposited daily into the Blocked Account. All funds deposited into the Blocked Account on any Business Day shall be deemed to have been applied by Lender to reduce the then outstanding balance of the Revolving Loans and to pay accrued interest thereon and to pay any other outstanding Obligations which are then due and payable hereunder, for interest calculation purposes, two Business Days following deposit of such funds into the Blocked Account; provided that for the purpose of determining the availability of Revolving Loans hereunder, such funds deposited into the Blocked Account shall be deemed to have reduced the outstanding Revolving Loans on the Business Day such funds were deposited into the Blocked Account. Notwithstanding anything to the contrary contained in the foregoing, during the period from December 2, 2003 through March 1,2004, Lender, at its own cost and expense, shall conduct a study of the time of collection for funds deposited into the Blocked Account and, upon the completion of such study, Lender shall be entitled, in the exercise of its sole discretion based on the results of such study, to increase or decrease the number of Business Days that shall be deemed to have elapsed between the date that funds are deposited into the Blocked Account and the date that such funds are applied to the outstanding balance of the Revolving Loans for interest calculation purposes as provided for in the prior sentence. All funds deposited into the Blocked Account shall immediately become the property of Lender and shall not, in any event, bear interest in favor of Borrower or any other party.

         (d) All amounts received directly by Borrower from any account debtor, in addition to all other cash received from any other source including but not limited to proceeds from asset sales and judgments, shall be held in trust by Borrower and promptly deposited into the Blocked Account or, if made by wire transfer, directly to the Blocked Account.

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         (e) Borrower hereby authorizes Lender to charge from time-to time against any or all of Borrower's accounts with Lender any of the Obligations which are then due and payable by Borrower.

         (f) Except as otherwise provided herein with respect to Eurodollar Loans, any payments falling due under this Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Agreement to but excluding such Business Day. Except as otherwise provided herein, computation of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a 360 day year.

         6.4 Intentionally Left Blank."

         8. Borrowing Base Certificates. The following language is hereby added to the end of Section 7.1(a)(i) of the Loan Agreement:

         "and, no later than 12:00 p.m. (New York time) on the second Business Day of each week (or more often if requested by Lender) and with each request for Revolving Loans, a borrowing base certificate in the form of Exhibit D attached hereto."

         9. Inventory Appraisals.

                  (a) Subpart (d) of Section 7.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "(d) upon Lender's request, Borrower shall, at its expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written appraisals as to the Eligible Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely, provided, that, so long as no Event of Default exists or has occurred and is continuing, any such appraisals delivered or caused to be delivered by Borrower more than one (1) time in any twelve (12) month period shall be a desk top appraisal;"

                  (b) Prior to February 28, 2004, Borrower shall, at its expense, provide to Lender the results of an Inventory appraisal (which appraisal shall consist of an on-site appraisal of all Eligible inventory and an appraisal of all other Inventory based on the regular December 31, 2003 year-end examination of such inventory by Borrower's accountants) in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely.

                  (c) Projections. The following subsection (e) is hereby added to the end of Section 9.6 of the Loan Agreement:

         "(e) As soon as available and in any event within thirty (30) days prior to the end of each fiscal year of Borrower, Borrower shall deliver to Lender projections and cash flows on a month-by-month basis for the next succeeding twelve (12) months, prepared by the chief financial officer of Borrower. Borrower represents and covenants that (i) all projections required by this Section 9.6(e) shall be prepared by the chief financial officer of Borrower and shall represent, the best available good faith estimate of Borrower regarding the course of Borrower's business for the periods covered thereby;
(ii) the assumptions set forth in all projections delivered to Lender shall be

                                       7

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reasonable and realistic based on then current economic conditions; and (iii)
Borrower shall have no knowledge at the time of delivery of future projections of any reason why Borrower shall not be able to meet the performance levels set forth in said projections.

         10. Adjusted Tangible Net Worth. Section 9.17 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "9.17 Adjusted Excess Availability. Borrower shall maintain at all times Adjusted Excess Availability of at least $15,000,000."

         11. Minimum EBITDA. Section 9.18 of the Loan Agreement is hereby deleted in its entirety.

         12. Capital Expenditures. Section 9.19 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

         "9.19 Capital Expenditures. Borrower shall not, directly or indirectly, make Capital Expenditures during any fiscal year in an aggregate amount in excess of $8,000,000."

         13. Agent References. The references to "Agent" contained in Section
9.9 of the Loan Agreement are hereby deleted and replaced with "Lender".

         14. Blocked Accounts. The references to "Blocked Accounts'" contained in Sections 7.5 and 9.22 of the Loan Agreement are hereby deleted and replaced with "Blocked Account".

         15. New York References.

                  (a) Business Day. The reference to "State of New York" in
Section 1.12 of the Loan Agreement is hereby deleted and replaced with "Commonwealth of Pennsylvania".

                  (b) UCC. The reference to "State of New York" in Section 1.105 of the Loan Agreement is hereby deleted and replaced with "Commonwealth of Pennsylvania".

                  (c) Governing Law. The references to "State of New York" in
Section 11.1(a) of the Loan Agreement are hereby deleted and replaced with "Commonwealth of Pennsylvania".

                  (d) Submission to Jurisdiction. The reference to "Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York" in Section 11.1(b) of the Loan Agreement is hereby deleted and replaced with "any state or federal court located within the Commonwealth of Pennsylvania".

         16. Eligible Accounts.

                  (a) Notwithstanding anything to the contrary contained in the Loan Agreement, no Account on which Teva is the account debtor will be considered an Eligible Account (i) until Lender has received satisfactory evidence that all Teva Debt has been repaid in full, has been forgiven or has been converted to stock, (ii) unless Lender is satisfied on an ongoing basis based upon a review of all contracts and agreements between Borrower and Teva, that such accounts would not be subject to offset by Teva and (iii) until Teva's mortgage lien on the real property known as 31153 San Antonio Street, Hayward, CA has been satisfied.

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                  (b) Borrower has provided Lender with copies of all contracts and agreements between Borrower and Teva and shall provide Lender with copies of any new contracts or agreements between Borrower and Teva and any amendments of existing contracts or agreements between Borrower and Teva promptly following the execution thereof

         17. Release of Restricted Cash Collateral. Commencing with Lender's receipt of Borrower's financial statements for its fiscal quarter ending June 30, 2004, Lender shall on each Effective Release Date thereafter release cash collateral held in the Restricted Cash Collateral Account in an amount equal to the Release Amount, provided that (a) no Default or Event of Default has occurred, and (b) the applicable Release Amount is at least $250,000.

         18. License Representation. Borrower represents and warrants to Lender that the license granted in Section 10.2(e) of the Loan Agreement does not and will not contravene any law or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property is bound.

         19. Collateral Access Agreements. Borrower shall not at any time keep assets with an aggregate value in excess of $100,000 or keep any books or records regarding the Collateral at any location of Borrower unless Lender has received satisfactory Collateral Access Agreements with respect to such location.

         20. Security Interest in Fixtures. To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, all fixtures of Borrower, wherever located including, without limitation, fixtures located at 30831 Huntwood Avenue, Hayward, California and 31153 San Antonio Street, Hayward, California, provided however, specifically excluding all fixtures that would be defined as "Building Equipment" in each of that certain Beneficiary Agreement dated October 23, 2002 executed by Cathay Bank in favor of Congress and that certain Beneficiary Agreement dated October 23, 2002 executed by Teva in favor of Congress.

                  (a) Notices. Borrower agrees to promptly notify Lender of and provide Lender with a copy of (i) any FDA warning letters or other similar notice, letters or reports received by Borrower from the FDA or any other governmental entity that concerned with is quality, identity, strength, purity, safety, efficacy, marketing or manufacturing of the pharmaceutical compounds or products manufactured or sold by Borrower, (ii) any reports sent by Borrower to the FDA or other governmental entity concerning complaints or reports regarding products manufactured by Borrower involving death or serious injury and (iii) any civil penalty actions against Borrower or any other party involving products manufactured or sold by Borrower.

         21. Modification Fee. In consideration for the agreements of Lender contained herein, Borrower shall pay to Lender a modification fee in the amount of $25,000 (the "Modification Fee") which shall be due and payable in full on the date hereof. At Lender's option, Lender may charge any portion of the Modification Fee to Borrower as Revolving Loans.

         22. Loan Agreement References. All references in the Loan Agreement or the other Financing Agreements to the Loan Agreement shall mean the Loan Agreement, as amended hereby.

         23. Exhibits.

                  (a) Exhibit A to the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

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                  (b) Exhibit D attached hereto is hereby added to the Loan
Agreement as Exhibit D.

         24. Notices. Notwithstanding anything to the contrary contained in the Loan Agreement, all notices to Lender sent in accordance with Section 12.3 of the Loan Agreement shall be sent to Lender at the following address:

         Wachovia Bank, National Association
         1339 Chestnut Street, 4th Floor
         Mail Code: PA4812
         Attention: Margaret Byrne, Vice President
         Telecopier: (267) 321-6741

         25. Additional Documents: Further Assurances. Borrower shall execute and deliver to Lender, or cause to be executed and delivered to Lender, at the sole cost and expense of Borrower, from time to time, any and all other documents, agreements, statements, certificates and information as Lender shall reasonably request to evidence or effect the terms of the Loan Agreement, as amended, or any of the other Financing Agreements, as amended, or to enforce or protect Lender's interest in all Collateral. All such documents, agreements, statements, certificates and information shall be in form and content acceptable to Lender.

         26. Further Agreements and Representations. Borrower does hereby:

                  (a) ratify, confirm and acknowledge that the Loan Agreement and all other Financing Agreements are valid, binding and in full force and effect;

                  (b) covenant and agree to perform all obligations of Borrower contained herein, in the Loan Agreement and in each of the other Financing Agreements;

                  (c) acknowledge and agree that as of the date hereof, Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Agreement or any of the other Financing Agreements or the enforcement of any of the terms or conditions thereof;

                  (d) acknowledge and agree that, except as heretofore disclosed to Lender by Borrower in writing, all representations and warranties of Borrower contained in the Loan Agreement and each of the other Financing Agreements are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

                  (e) represent and warrant that no Default or Event of Default exists under the Loan Agreement or any of the other Financing Agreements;

                  (f) acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Financing Agreements, and does not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to Lender therein, which liens, security interests, rights and remedies are hereby ratified, confirmed, extended and continued as security for the Obligations; and

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

                  (g) acknowledge and agree that Borrower's failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the other Financing Agreements.

         27. Fees, Costs, Expenses and Expenditures. In addition to the fees set forth in Section 12 above, Borrower agrees to pay all of Lender's expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including, without limitation, fees, disbursements, expenses and disbursements of counsel retained by Lender and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated. In addition to the field exam charges required to be paid by Borrower pursuant to Section 9.22(f) of the Loan Agreement, Borrower shall pay all out-of-pocket expenses and costs incurred by Lender during the course of its pre-closing field examination of the Collateral and Borrower's operations being conducted in connection with this Amendment, plus a per diem charge at the then standard rate of Lender per person per day for Lender's examiners in the field and office (which rate is currently $750).

         28. Release and Indemnification. In order to induce Lender to enter into this Amendment, Borrower does hereby acknowledge and agree that it has no claims, suits or causes of action against Congress or Lender and hereby remises, releases and forever discharges each of Congress and Lender, Congress's and Lender's respective officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which Borrower has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Agreement.

         29. Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the other Financing Agreements, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and the other Financing Agreements not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

         30. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         31. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         32. Headings. The headings of the articles, sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





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


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first above written.

                                    IMPAX LABORATORIES, INC.



                                    By:  /s/ Barry R. Edwards
                                         ---------------------------------------
                                    Barry R. Edwards, Co-Chief Executive Officer




                                    WACHOVIA BANK, NATIONAL
                                    ASSOCIATION


                                    By:  /s/ Kevin M. McGoldrick
                                         ---------------------------------------
                                    Kevin M. McGoldrick, Director




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